WISDOMTREE RULES-BASED METHODOLOGY

Last Updated June 2014

WISDOMTREE RULES-BASED METHODOLOGY

1.	Overview and Description of Methodology Guide for Domestic Dividend Indexes

WisdomTree Dividend Index (“DI”), WisdomTree SmallCap Dividend Index (“SmallCap Dividend Index”), WisdomTree MidCap Dividend Index (“MidCap Dividend Index”), WisdomTree LargeCap Dividend Index (“LargeCap Dividend Index”), WisdomTree Dividend ex-Financials Index, WisdomTree Equity Income Index (“Equity Income Index”), WisdomTree U.S. Dividend Growth Index and WisdomTree U.S. SmallCap Dividend Growth Index (together, the “Domestic Dividend Indexes”) were developed by WisdomTree Investments, Inc. (“WTI”) to define the dividend-paying segments of the U.S. stock market and to serve as performance benchmarks for equity income investors.

•	The DI measures the performance of investable U.S.-based companies that pay regular cash dividends on shares of common stock. All of the other Domestic Dividend Indexes, defined below, are derived from the DI.

•	The SmallCap Dividend Index is comprised of dividend-paying companies from the small-capitalization segment of the DI.

•	The MidCap Dividend Index is comprised of dividend-paying companies from the mid-capitalization segment of the DI.

•	The LargeCap Dividend Index is comprised of dividend-paying companies from the large-capitalization segment of the DI.

•	The Equity Income Index comprises the top 30% of the companies within the DI, with market capitalizations of at least $200 million as of the Screening Date (defined below) and average daily trading volumes of at least $200,000 for the three months prior to the Screening Date, ranked by indicated annual dividend yield.

•	The Dividend ex-Financials Index is comprised of the 10 highest dividend-yielding companies in each sector, selected from three hundred largest companies by market value in the WisdomTree Dividend Index outside financials.

•	The U.S. Dividend Growth Index is comprised of dividend-paying stocks with growth characteristics.

•	The U.S. SmallCap Dividend Growth Index is comprised of dividend-paying companies from the small-capitalization segment of the DI with growth characteristics.

Each Index is reconstituted annually, at which time each component’s weight is adjusted to reflect its dividend-weighting in the Index. Dividend weighting is defined as each component’s projected cash dividends to be paid over the coming year divided by the sum of the projected cash dividends to be paid by all the components in the Index over the same period. This quotient is the percentage weight assigned to each component in the Index at the annual reconstitution. (The one exception to this weighting methodology is the Dividend ex-Financials Index, which is weighted by indicated dividend yield). Projected cash dividends to be paid is calculated by multiplying a company’s indicated annual dividend per share by common shares outstanding. Each of the Indexes is calculated to capture price appreciation and total return, which assumes dividends are reinvested into the Indexes. The Indexes are calculated using primary market prices.

2. Key Features

2.1. Membership Criteria

To be eligible for inclusion in the Domestic Dividend Indexes, a company must list its shares on the New York Stock Exchange (NYSE) or the NASDAQ Global Select and NASDAQ Global Market (together, the “three major exchanges”), be incorporated and headquartered in the United States and pay regular cash dividends on shares of its common stock in the 12 months preceeding the annual reconstitution, which takes place in December. Companies need to have a market capitalization of at least $100 million by the “Screening Date” (the duration of time after the close of trading on the last trading day in November, and before the open of trading on the next trading day) and shares of such companies need to have had an average daily dollar volume of at least $100,000 for three months preceding the Screening Date. A further volume screen requires that a calculated volume factor (the average daily dollar volume for three months preceding the Screening Date/ weight of security in each index) shall be greater than $200 million to be eligible for each index.

Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs are excluded, as are limited partnerships, limited liability companies, royalty trusts, Business Development Companies (BDCs), and companies that are not incorporated and headquartered in the United States (“United States” is defined herein as the 50 U.S. states plus the Commonwealth of Puerto Rico). Preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.1

2.2. Base Date and Base Value

Indexes covering entire regions were established with a base value of 300 on May 31, 2006. Market-cap segment and equity income indexes were established with a base value of 200 on May 31, 2006. The WisdomTree Dividend ex-Financials Index was established with a base value of 200 on April 30, 2009.

[1]	Beginning with the December 2006 reconstitution, Mortgage REITs will no longer be eligible for inclusion in the WisdomTree Domestic and International Dividend Indexes.

The WisdomTree U.S. Dividend Growth Index and WisdomTree U.S. SmallCap Dividend Growth Index were established with a base value of 200 on April 11, 2013.

2.3. Calculation and Dissemination

The following formula is used to calculate the index levels for the Domestic Dividend Indexes:

Si = Number of shares in the index for security i. Pi = Price of security i D = Divisor

The Domestic Dividend Indexes are calculated whenever the three major US exchanges are open for trading.

If trading is suspended while one of the three major exchanges is still open, the last traded price for that stock is used for all subsequent Index computations until trading resumes. If trading is suspended before the opening, the stock’s adjusted closing price from the previous day is used to calculate the Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the Index computation. Index values are calculated on both a price and total-return basis, in U.S. dollars. The price Index is updated on a real time basis, while the total return Index is calculated and disseminated on an end-of-day basis. Price index values are calculated and disseminated every 15 seconds to the Securities Industry Automation Corporation (SIAC) so that such Index Values can print to the Consolidated Tape.

2.4 Weighting

The Domestic Dividend Indexes are modified capitalization-weighted Indexes that employ a transparent weighting formula to magnify the effect that dividends play in the total return of the Indexes. The initial weight of a component in the Index at the annual reconstitution is equal to the dollar value of the company’s cash dividends to be paid in the coming year based on the company’s indicated annual dividend per share. To calculate the weighting factor – Cash Dividends to be Paid – indicated annual dividend per share is multiplied by common shares outstanding.2 Thus, each component’s weight in the Index at the “Weighting Date” (defined below) reflects its share of the total Dividend Stream projected to be paid in the coming year by all of the component companies in the Index. The Weighting Date is when component weights are set, and it occurs immediately after the close of trading on the second Friday of December. New components and component weights take effect before the opening of trading on the first Monday following the third Friday of December the “Reconstitution Date.”

In the case of the Dividend ex-Financials Index, components are selected based upon indicated dividend yield at the time of the Screening Date. Components in the Dividend ex-Financials Index are weighted by indicated annual dividend yield at the time of the Weighting Date (i.e., a component company’s weight in the Index is equal to its indicated annual dividend yield divided by the sum of all the indicated annual dividend yields for all the component companies in the Index). In the event a company initially chosen for the Dividend ex-Financials Index reduces its dividend in the interval between the Screening Date and the Weighting Date so that such company’s dividend yield no longer ranks it in the top 10 yielding stocks for each sector, then the next highest yielding company in the sector is used in its place. If this occurs with more than one company (i.e. a lowering of the dividend yield resulting only from a reduction in the declared dividend), this process is reiterated until a final set of 10 companies per sector are selected. Companies that raise their dividends in the above mentioned interval but that did not make the initial selection screen on the Screening Date are not eligible for the Dividend ex-Financials, even if they would have qualified had the selection screen been run on the Weighting Date.

Moreover, should the “collective weight” of Index component securities whose individual current weights equal or exceed 5.0% of the Index, when added together, equal or exceed 50.0% of the Index, the weightings in those component securities will be reduced so that their collective weight equals 40.0% of the Index at the close of the current calendar quarter, and other components in the Index will be rebalanced to reflect their relative weights before the adjustment. Further iterations of these adjustments may occur until no company or group of companies violates these rules.

[2]	Special Dividends are not included in the computation of Index weights.

The following capping rules are applied in this order:

1)	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

2)	In the event a security has a calculated volume factor (average daily volume traded over the preceding three months / weight in the index) that is less than $400 million, its weight will be reduced such that weight after volume adjustment = weight before adjustment x calculated volume factor / $400 million. The implementation of the volume factor may cause an increase in the sector weights above the specified caps.

The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

In the case of the WisdomTree U.S. Dividend Growth Index: the maximum weight of any individual security is capped at 5% on the annual rebalance prior to the introduction of sector caps. Should any sector achieve a weight equal to or greater than 20% of the Indexes, weight of companies will be proportionally reduced to 20% as of the annual Screening Date.

In the case of the WisdomTree Equity Income Index the following caps apply as of the annual Screening Date: 5% in top holding prior to the application of sector caps.

In the case of the WisdomTree U.S. SmallCap Dividend Growth Index the following caps apply as of the annual Screening Date: 2% in top holding prior to the application of sector caps.

2.5 Dividend Treatment

Normal dividend payments are not taken into account in the price Index, whereas they are reinvested and accounted for in the total return Index. However, special dividends that are not reinvested in the total return Index require index divisor adjustments to prevent the distribution from distorting the price Index.

2.6 Multiple Share Classes In the event a component company issues multiple classes of shares of common stock, each class of share will be included in any broad-based Index, provided that dividends are paid on that share of stock. In the event such a component company qualified for inclusion in the “Equity Income” or Dividend ex-Financials select cuts from these broad-based Indexes, only the share class of that company with the highest dividend yield would be selected for inclusion. Conversion of a share class into another share class results in the deletion of the share class being phased out and an increase in shares of the surviving share class, provided that the surviving share class is in the Index.

3. Index Maintenance

Index Maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions. Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the index shares and the stock prices of the component companies in the Domestic Dividend Indexes. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the index shares or the stock prices of the component companies in the Domestic Dividend Indexes. Other corporate actions, such as special dividends, may require Index divisor adjustments. Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate action. Whenever possible, changes to the Index’s components, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

3.1. Component Changes

•	Additions

Additions to the Domestic Dividend Indexes are made at the annual reconstitution according to the inclusion criteria defined above. Changes are implemented before the opening of trading on the first Monday following the close of trading on the third Friday in December. No additions are made to any of the Domestic Dividend Indexes between annual reconstitutions.

•	Deletions

Shares of companies that are de-listed or acquired by a company outside of the Index are deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in composition of the Index. A component company that cancels its dividend payment is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. A component company that files for bankruptcy is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. If a component company is acquired by another company in the Index for stock, the acquiring company’s shares and weight in the Index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date.3 A component company that re-incorporates or relocates its headquarters outside of the U.S. is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. Component companies that reclassify their shares (i.e. that convert multiple share classes into a single share class) remain in the Index, although index shares are adjusted to reflect the reclassification.

3.2. Spin-Offs and IPOs

Should a company be spun-off from an existing component company and pay a regular cash dividend, it is not allowed into Domestic Dividend Indexes until the next annual reconstitution, provided it meets all other Index inclusion requirements. Spin-off shares of publicly traded companies that are included in the same indexes as their parent company are increased to reflect the spin-off and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. Companies that go public in an Initial Public Offering (IPO) and that pay a regular cash dividend and that meet all other inclusion requirements must wait until the next annual reconstitution to be included in the Domestic Dividend Indexes.

[3]	Companies being acquired will be deleted from the WisdomTree indexes immediately before the effective date of the acquisition or upon notice of a suspension of trading in the stock of the company that is being acquired. In cases where an effective date is not publicly announced in advance, or where a notice of suspension of trading in connection with an acquisition is not announced in advance, WisdomTree reserves the right to delete the company being acquired based on best available market information.

4. Index Divisor Adjustments

Changes in the Index’s market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the Index’s continuity. By adjusting the divisor, the Index value retains its continuity before and after the event. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WisdomTree reserves the right to determine the appropriate implementation method.

Companies that are acquired, de-listed, file for bankruptcy, re-incorporate or relocate headquarters outside of a defined domicile or that cancel their dividends in the intervening weeks between the Screening Date and the reconstitution date are not included in the Domestic Dividend Indexes, and the weights of the remaining components are adjusted accordingly.

5. Selection Parameters for the Domestic Dividend Indexes

5.1. Selection parameters for the WisdomTree Dividend Index are defined in 2.1. Companies that pass this selection criteria as of the Screening Date are included in the DI. The component companies are assigned weights in the Index as defined in section 2.4. and annual reconstitution of the Index takes effect as defined in section 3.1.

5.2. The WisdomTree LargeCap Dividend Index is created by selecting the 300 largest component companies of the DI by market capitalization. The component companies are assigned weights in the Index as defined in section 2.4, and annual reconstitution of the Index takes effect as defined in section 3.1

5.3. The WisdomTree MidCap Dividend Index is created based on a defined percentage of the remaining market capitalization of the DI, once the 300 largest companies by market capitalization have been removed. The companies that comprise the top 75% of the remaining market capitalization are selected for inclusion in the Midcap Dividend Index. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.4. The WisdomTree SmallCap Dividend Index is created based on a defined percentage of the remaining market capitalization of the DI, once the 300 largest companies by market capitalization have been removed.

The companies that comprise the bottom 25% of the remaining market capitalization are selected for inclusion in the Smallcap Dividend Index. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.5. The WisdomTree Equity Income Index is comprised of the highest-yielding companies within the DI. On the Screening Date, companies within the DI with market capitalizations of at least $200 million and average daily trading volumes of at least $200,000 for the prior three months are eligible for inclusion. Component companies are then ranked by indicated annual dividend yield. Component companies that rank in the top 30% by indicated annual dividend yield are selected for inclusion. To be deleted from the Index, companies must rank outside of the top 35% by dividend yield. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.6. The WisdomTree Dividend ex-Financials Index is comprised of the 10 highest dividend-yielding companies in each sector, selected from three hundred largest companies by market value in the WisdomTree Dividend Index outside financials. The Dividend ex-Financials Index is the only one of the Domestic Dividend Indexes that is not weighted by the dollar value of cash dividends to be paid. A component company’s weight in the Dividend ex-Financials Index is determined by dividing its indicated annual dividend yield by the sum of all the indicated annual dividend yields for all the component companies in the Index. Annual reconstitution of the Index takes effect as defined in section 3.1.

5.7. The WisdomTree U.S. Dividend Growth Index is created as a subset of the DI. On the Screening Date, companies within the DI with market capitalizations of at least $2 billion and an earnings yield greater than the dividend yield are eligible for inclusion. Eligible companies are ranked using a weighted combination of three factors: 50% weighted to the rank of long-term estimated earnings growth, 25% weighted to the rank of the historical three-year average return on equity, and 25% weighted to the rank of the historical three-year average return on assets. Companies that rank in the top 300 companies by this combined ranking will be selected for inclusion. Companies that lack long-term earnings growth estimates will be eligible for the Index and assume a long-term growth estimate of zero for the purposes of stock ranking criteria. Eligible companies for the WisdomTree U.S. Dividend Growth Index must not be a member of the WisdomTree SmallCap Dividend Index.

5.8. The WisdomTree U.S. SmallCap Dividend Growth Index is created as a subset of the WisdomTree SmallCap Dividend Index (WTSDI). On the Screening Date, companies with an earnings yield greater than the dividend yield are eligible for inclusion. These companies are ranked using a weighted combination of three ranking factors: 50% weighted to the rank of long-term estimated earnings growth, 25% weighted to the rank of the historical three-year average return on equity, and 25% weighted to rank of the historical three-year average return on assets. Companies that rank in the top 50% by this combined ranking will be selected for inclusion. Companies that lack long-term earnings growth estimates will be eligible for the Index and assume a long-term growth estimate of zero for the purposes of stock ranking criteria.

III METHODOLOGY GUIDE FOR INTERNATIONAL DIVIDEND INDEXES

1. Index Overview and Description

WTI has created a family of international indexes that track the performance of dividend-paying companies in developed markets. WisdomTree Europe Dividend Index (“EDI”); WisdomTree Europe SmallCap Dividend Index (“ESC”); WisdomTree Japan Dividend Index (“JDI”); WisdomTree Japan SmallCap Dividend Index (“JSC”); WisdomTree Dividend Index of Europe, Far East Asia and Australasia (DEFA) (“WisdomTree DEFA”); WisdomTree DEFA Equity Income Index (“DEFA HYE”); WisdomTree International LargeCap Dividend Index; WisdomTree International MidCap Dividend Index; WisdomTree International SmallCap Dividend Index; WisdomTree Australia Dividend Index; WisdomTree Europe Dividend Growth Index (together the “International Dividend Indexes”) are modified capitalization weighted indexes developed by WTI to define the dividend-paying segments of the European, Japanese, Australia, New Zealand, Hong Kong, Israel and Singapore stock markets. The WisdomTree International Dividend ex-Financials Index and the WisdomTree Australia Dividend Index are dividend yield weighted indexes.

The International developed market indexes are sometimes referred to as the “International Dividend Indexes.”

•	EDI measures the stock performance of investable companies incorporated in 15 industrialized European countries that pay regular cash dividends on shares of common stock. JDI measures the performance of investable Japanese companies that pay regular cash dividends on shares of common stock and have less than 80% of revenue come from Japan. WisdomTree DEFA measures the stock performance of investable companies that pay regular cash dividends on shares of common stock and that are incorporated in Japan, the 15 European countries represented in EDI, Australia, New Zealand, Hong Kong and Singapore.

•	The WisdomTree DEFA Equity Income Index comprises high dividend yielding stocks from the WisdomTree DEFA, with market capitalizations of at least $200 million at the International Screening Date and average daily trading volumes of at least $200,000 for the three months prior to the International Screening Date, ranked by dividend yield. Companies ranking in the top 30% by highest dividend yield are selected for new additions to the index. To be deleted from the index, companies must rank outside of the top 35% by dividend yield.

•	The WisdomTree International SmallCap Dividend Index is comprised of the dividend-paying companies from the small-capitalization segment of the WisdomTree DEFA. The International MidCap Dividend Index is comprised of the dividend-paying companies from the mid-capitalization segment of the WisdomTree DEFA. The WisdomTree International LargeCap Dividend Index is comprised of the dividend-paying companies from the large-capitalization segment of the WisdomTree DEFA.

•	The WisdomTree International Dividend ex-Financials Index is comprised of the 10 highest dividend-yielding companies in each sector, selected from three hundred largest companies by market value in the WisdomTree DEFA Index outside financials.

•	JSC is comprised of the dividend-paying companies from the small-capitalization segment of the Japanese companies within the WisdomTree DEFA. ESC is comprised of the dividend-paying companies from the small-capitalization segment of the Europe Dividend Index.

•	The WisdomTree Australia Dividend Index is comprised of dividend paying companies from Australia by selecting the ten largest qualifying companies from each sector ranked by market capitalization.

•	The WisdomTree Europe Dividend Growth Index is derived from the WisdomTree DEFA Index and is comprised of dividend paying European companies with growth characteristics.

In June of each year, the International Dividend Indexes are reconstituted, with each components’ weight adjusted to reflect its dividend-weighting in its respective Index.

All of the International Dividend Indexes are calculated to capture price appreciation and total return, which assumes dividends are reinvested into the Index. The International Dividend Indexes will be calculated using primary market prices. The International Dividend Indexes are calculated in U.S. dollars.

2. Key Features

2.1. Membership Criteria

To be eligible for inclusion in the above mentioned International Dividend Indexes, component companies must meet the minimum liquidity requirements established by WisdomTree Investments. To be included in any of the International Dividend Indexes, shares of such component securities need to have traded at least 250,000 shares per month for each of the six months preceding the “International Screening Date” (the duration of time after the close of trading on the last trading day in May, and before the open of trading on the next trading day).

A further volume screen requires that a calculated volume factor (the average daily dollar volume for three months preceding the Screening Date / weight of security in each index) shall be greater than $200 million to be eligible for each index. In the case of the Japan SmallCap Dividend Index, the calculated volume factor shall be greater than $100 million.

WisdomTree applies a Foreign Investment Limit Screen to exclude companies that are not available to be purchased by foreign investors as determined by Standard & Poor’s and a data point referred to as “Degree of Open Freedom” (DOF). The first test of a stock’s investability is determining whether the market is open to foreign institutions. S&P determines the extent to which and the mechanisms foreign institutions can use to buy and sell shares on local exchanges and repatriate capital, capital gains, and dividend income without undue constraint. Once determined that a market is open to foreign investors, S&P then investigates each security that may be a candidate for inclusion. Each class of share is reviewed to determine whether there are any corporate bylaw, corporate charter, or industry limitations on foreign ownership of the stock. The DOF is the variable that ranges from zero to one and indicates the amount of the security foreigners may legally own (0.00 indicates that none of the stock is legally available, 1.00 indicates that 100% of the shares are available). Any company with a DOF of 0 will not be eligible for the WisdomTree indexes.

In the case of EDI and ESC component companies must have their shares listed on a stock exchange in one of the following countries: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, or the United Kingdom (“Europe”). Companies must be incorporated in one of these European countries and have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies need to have a market capitalization of at least $100 million on the International Screening Date and shares of such companies need to have had an average daily dollar volume of at least $100,000 for three months preceding the International Screening Date. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.4

In the case of the WisdomTree Europe Dividend Growth Index component companies must have their shares listed on a stock exchange in one of the following countries: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, or the United Kingdom (“Europe”). Companies must be incorporated in one of these European countries and have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies need to have a market capitalization of at least $1 billion on the International Screening Date, an earnings yield greater than the dividend yield and shares of such companies need to have had an average daily dollar volume of at least $200,000 for each of the three months preceding the International Screening Date. Eligible companies in the WisdomTree Europe Dividend Growth Index are ranked using a weighted combination of three factors: 50% weighted to the rank of long-term estimated earnings growth, 25% weighted to the rank of the historical three-year average return on equity, and 25% weighted to the rank of the historical three-year average return on assets. Top 300 companies by this combined ranking will be selected for inclusion. Companies that lack long-term earnings growth estimates will be eligible for the Index and assume a long-term growth estimate of zero for the purposes of stock ranking criteria. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

In the case of JDI and JSC, component companies must list their shares on the Tokyo Stock Exchange. Companies must be incorporated in Japan and have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies need to have a market capitalization of at least $100 million on the International Screening Date and shares of such companies need to have had an average daily dollar volume of at least $100,000 for three months preceding the International Screening Date. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible. An additional filter is placed on components of the JDI (not the JSC) that companies must have less than 80% of their revenue come from Japan.

[4]	Beginning with the December 2006 reconstitution, Mortgage REITs will no longer be eligible for inclusion in the WisdomTree Domestic and International Dividend Indexes. For the WisdomTree International Dividend Indexes this rule change will take effect at the June 2007 reconstitution.

In the case of WisdomTree DEFA and DEFA HYE, component companies must list their shares on one of the major stock exchanges in Europe (i.e., Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, or the United Kingdom), the Tokyo Stock Exchange, on the major stock exchanges in Australia, New Zealand, Hong Kong, or Singapore or on the major stock exchanges in Israel. Companies must be incorporated in Europe, Japan, Australia, New Zealand, Hong Kong, Israel, or Singapore and have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $100 million on the International Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the International Screening Date. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. Companies that are not incorporated in Europe, Japan, Australia, New Zealand, Hong Kong, Israel or Singapore are excluded. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

In the case of WisdomTree Australia Dividend Index, component companies must list their shares on the major stock exchanges in Australia. Companies must be incorporated in Australia and must have paid at least $5 million in cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution. Companies must have a market capitalization of at least $1 billion on the International Screening Date and shares of such companies must have had an average daily dollar volume of at least $100,000 for three months preceding the International Screening Date. The ten largest companies ranked by market capitalization from each of the ten sectors are selected for inclusion. Companies are weighted in the Index based on dividend yields. Common stocks, REITs, tracking stocks, and holding companies are eligible for inclusion. Companies that are not incorporated in Australia are excluded. ADRs, GDRs and EDRs, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds, and derivative securities such as warrants and rights are not eligible.

The WisdomTree International LargeCap Dividend Index is derived by selecting the 300 largest companies by market capitalization from the WisdomTree DEFA.

The WisdomTree International MidCap Dividend Index is derived from the WisdomTree DEFA using the same selection methodology previously described for the domestic midcap dividend index.

The WisdomTree International SmallCap Dividend Index is derived from the WisdomTree DEFA using the same selection methodology previously described for the domestic smallcap dividend index.

TheWisdomTree International Dividend ex-Financials Index is derived from the WisdomTree International DEFA Index by selecting the 300 companies with the highest market values outside the financial sector and then selecting the 10 highest dividend yielding stocks within each sector.

The WisdomTree Europe SmallCap Dividend Index is derived from the WisdomTree Europe Dividend Index using the same selection methodology previously described for the domestic smallcap dividend index. To be deleted from the Index, companies must fall within the bottom 30% of the total market capitalization of securities after the 300 largest European companies are removed.

The WisdomTree Japan SmallCap Dividend Index is created by removing the 300 largest companies by market capitalization from Japanese companies within the WisdomTree DEFA Index.

2.2. Base Date and Base Value

Indexes covering entire regions were established with a base value of 300 on May 31, 2006. Market-cap segment and equity income indexes were established with a base value of 200 on May 31, 2006. The WisdomTree International Dividend ex-Financials Index was established with a base value of 200 on April 30, 2009. The WisdomTree Australia Dividend Index was established with a base value of 200 on June 3, 2011. The WisdomTree Europe Dividend Growth Index was established with a base value of 200 on February 28, 2014.

2.3. Calculation and Dissemination

The following formula is used to calculate the index levels for the International Dividend Indexes:

Si = Number of shares in the index for security i. Pi = Price of security i Ei = Cross rate of currency of Security i vs. USD. If security price in USD, Ei = 1 D = Divisor

The International Dividend Indexes are calculated whenever the New York Stock Exchange is open for trading. If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent Index computations until trading resumes. If trading is suspended before the opening, the stock’s adjusted closing price from the previous day is used to calculate the Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the Index computation. Index values are calculated on both a price and total-return basis, in U.S. dollars. The price Indexes are calculated and disseminated on an intra-day basis. The total return Indexes are calculated and disseminated on an end-of-day basis. Price index values are calculated and disseminated every 15 seconds.

The price indexes are calculated on an end of day basis for the WisdomTree Australia Dividend Index.

2.4. Weighting

The International Dividend Indexes are modified capitalization-weighted indices that employ a transparent weighting formula to magnify the effect that dividends play in the total return of the Indexes. The initial weight of a component in the Index at the annual reconstitution is derived by multiplying the U.S. dollar value of the company’s annual dividend per share by the number of common shares outstanding for that company, “The Cash Dividend Factor.” 5 The Cash Dividend Factor is calculated for every component in the Index and then summed. Each component’s weight, at the International Weighting Date, is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in that Index. The International Weighting Date is when component weights are set, it occurs immediately after the close of trading on the second Friday of June. New Component weights take effect before the opening of trading on the first Monday following the third Friday of June (the “International Reconstitution Date”).

In the WisdomTree International Dividend ex-Financials Index and WisdomTree Australia Dividend Index, components are weighted by dividend yield at the time of the International Weighting Date (i.e. a component company’s weight in the Index is equal to its dividend yield divided by the sum of all the dividend yields for all the component companies in the Index.)

[5]	Special Dividends are not included in the computation of Index weights.

In the event a company initially chosen for the WisdomTree International Dividend ex-Financials Index reduces its dividend in the interval between the Screening Date and the Weighting Date so that such company’s dividend yield no longer ranks it in the top 10 yielding stocks for each sector, then the next highest yielding company in the sector is used in its place. If this occurs with more than one company (i.e. a lowering of the dividend yield resulting only from a reduction in the declared dividend), this process is reiterated until a final set of 10 companies per sector are selected. Companies that raise their dividends in the above mentioned interval but that did not make the initial selection screen on the Screening Date are not eligible for the International Dividend ex-Financials, even if they would have qualified had the selection screen been run on the Weighting Date.

All Indexes will be modified should the following occur. Should any company achieve a weighting equal to or greater than 24.0% of its Index, its weighting will be reduced to 20.0% at the close of the current calendar quarter, and all other components in the Index will be rebalanced.

Moreover, should the “collective weight” of Index component securities whose individual current weights equal or exceed 5.0% of the Index, when added together, equal or exceed 50.0% of the Index, the weightings in those component securities will be reduced so that their collective weight equals 40.0% of the Index at the close of the current calendar quarter, and other components in the Index will be rebalanced to reflect their relative weights before the adjustment. Further iterations of these adjustments may occur until no company or group of companies violates these rules.

The following capping rules are applied in this order:

1)	Should any country achieve a weight equal to or greater than 25% of the indexes, the weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

2)	Should any sector achieve a weight equal to or greater than 25% of the Indexes, weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

3)	In the event a security has a calculated volume factor (average daily volume traded over the preceding three months / weight in the index) that is less than $400 million, its weight will be reduced such that weight after volume adjustment = weight before adjustment x calculated volume factor / $400 million. The implementation of the volume factor may cause an increase in the sector and country weights above the specified caps.

The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

For the DEFA Equity Income Index:

•	The maximum weight in the top held security in any of the Equity Income Indexes will be capped at 5% prior to the implementation of the sector and country caps. The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

For the Japan Dividend Index:

•	The maximum weight of any individual security in the Japan Dividend Index is capped at 5% on the annual rebalance prior to the implementation of the sector caps. The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

For the Europe Dividend Growth Index, the following capping rules apply in this order:

•	The maximum weight of any individual security in the Europe Dividend Growth Index is capped at 5% on the annual rebalance. The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.

•	Should any country achieve a weight equal to or greater than 25% of the indexes, the weight of companies will be proportionally reduced to 25% as of the annual Screening Date.

•	Should any sector achieve a weight equal to or greater than 20% of the Indexes, weight of companies will be proportionally reduced to 20% as of the annual Screening date.

2.5. Dividend Treatment

Normal dividend payments are not taken into account in the price Index, whereas they are reinvested and accounted for in the total return Index.6 However, special dividends that are not reinvested in the total return index require index divisor adjustments to prevent the distribution from distorting the price index.

2.6 Multiple Share Classes In the event a component company issues multiple classes of shares of common stock, each class of share will be included in any broad-based Index, provided that dividends are paid on that share of stock. In the event such a component company qualified for inclusion in the “Equity Income” or Dividend ex-Financial select cuts from these broad-based Indexes, only the share class of that company with the highest dividend yield would be selected for inclusion. Conversion of a share class into another share class results in the deletion of the share class being phased out and an increase in shares of the surviving share class, provided that the surviving share class is in the Index.

3. Index Maintenance

Index Maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions. Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the index shares and the stock prices of the component companies in the International Dividend Indexes. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the index shares or the stock prices of the component companies in the International Dividend Indexes. Other corporate actions, such as special dividends and entitlements, may require Index divisor adjustments. Any corporate action, whether it requires divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions. Whenever possible, changes to the Index’s components, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

[6]	For the International total return indexes, where information is available about both gross and net dividends, the Indexes assume re-investment of net dividends.

3.1. Component Changes

•	Additions

Additions to the International Dividend Indexes are made at the annual reconstitution according to the inclusion criteria defined above. Changes are implemented before the opening of trading on the first Monday following the closing of trading on the third Friday in June. No additions are made to any of the international Dividend Indexes between annual reconstitutions.

•	Deletions

Shares of companies that are de-listed or acquired by a company outside of the Index are deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in composition of the Index. A component company that cancels its dividend payment is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. A component company that files for bankruptcy is deleted from the Index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. If a component company is acquired by another company in the Index for stock, the acquiring company’s shares and weight in the Index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date.7 Component companies that reclassify their shares (i.e. that convert multiple share classes into a single share class) remain in the Index, although index shares are adjusted to reflect the reclassification.

3.2. Spin-Offs and IPOs

Should a company be spun-off from an existing component company and pay a regular cash dividend, it is not allowed into the International Dividend Indexes until the next annual reconstitution, provided it meets all other inclusion requirements. Spin-off shares of publicly traded companies that are included in the same indexes as their parent company are increased to reflect the spin-off and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the Index. Companies that go public in an Initial Public Offering (IPO) and that pay regular cash dividends and that meet all other Index inclusion requirements must wait until the next annual reconstitution to be included in the International Dividend Indexes.

[7]	Companies being acquired will be deleted from the WisdomTree indexes immediately before the effective date of the acquisition or upon notice of a suspension of trading in the stock of the company that is being acquired. In cases where an effective date is not publicly announced in advance, or where a notice of suspension of trading in connection with an acquisition is not announced in advance, WisdomTree reserves the right to delete the company being acquired based on best available market information

4. Index Divisor Adjustments

Changes in the Index’s market capitalization due to changes in composition, weighting or corporate actions result in a divisor change to maintain the Index’s continuity. By adjusting the divisor, the Index value retains its continuity before and after the event. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WisdomTree reserves the right to determine the appropriate implementation method.

Companies that are acquired, de-listed, file for bankruptcy, re-incorporate outside of a defined domicile or that cancel their dividends in the intervening weeks between the International Screening Date and the International Reconstitution Date are not included in the International Dividend Indexes, and the weights of the remaining components are adjusted accordingly.

5. Selection Parameters for International Dividend Indexes

5.1. Selection parameters for the WisdomTree Europe Dividend Index are defined in section 2.1 Companies that pass this selection criterion as of the International Screening Date are included in EDI. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.2. Selection parameters for the WisdomTree Japan Dividend Index are defined in section 2.1 . Companies that pass this selection criterion as of the International Screening Date are included in JDI. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.3. Selection parameters for the WisdomTree Dividend Index of Europe, Far East Asia and Australasia (WisdomTree DEFA) are defined in section 2.1. Companies that pass this selection criterion as of the International Screening Date are included in WisdomTree DEFA. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.4. The WisdomTree DEFA Equity Income Index is comprised of the highest dividend-yielding companies within WisdomTree DEFA. On the International Screening Date, companies within WisdomTree DEFA with market capitalizations of at least 200 million U.S. dollars and average daily dollar trading volumes of at least 200,000 U.S. dollars for the preceding three months are eligible for inclusion. Component companies are then ranked by dividend yield; those ranking in the top 30% by dividend yield on the International Screening Date are selected for any new additions to the index. A company will only be deleted from the index if its dividend yield ranking falls outside of the top 35% of companies. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.5. Selection parameters for the WisdomTree Australia Dividend Index are defined in section 2.1 Companies that pass this selection criterion as of the International Screening Date are included in WisdomTree Australia Dividend Index. The component companies are assigned weights in the Portfolio as defined in section 2.4., and annual reconstitution of the Portfolio takes effect as defined in section 3.1.

5.6 Selection parameters for the The WisdomTree International LargeCap Dividend Index are defined in section 2.1 Companies that pass this selection criterion as of the International Screening Date are included in the WisdomTree International LargeCap Dividend Index. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the index takes effect as defined in section 3.1.

5.7 Selection parameters for the WisdomTree International MidCap Dividend Index are defined in section 2.1. Companies that pass this selection criterion as of the International Screening Date are included in the WisdomTree International MidCap Dividend Index. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.8 Selection parameters for the WisdomTree International SmallCap Dividend Index are defined in section 2.1. Companies that pass this selection criterion as of the International Screening Date are included in the WisdomTree International SmallCap Dividend Index. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.9 Selection parameters for the WisdomTree International Dividend ex-Financials Index are defined in section 2.1 Companies that pass this selection criterion as of the International Screening Date are included in the WisdomTree International Dividend ex-Financials Index. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.10 Selection parameters for the WisdomTree Europe SmallCap Dividend Index are defined in section 2.1. Companies that pass this selection criterion as of the International Screening Date are included in the Index. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1. To be deleted from the index, companies must fall within the bottom 30% of the total market capitalization of securities after the 300 largest European companies are removed.

5.11 Selection parameters for the WisdomTree Japan SmallCap Dividend Index are defined in section 2.1. Companies that pass this selection criterion as of the International Screening Date are included in the Index. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.

5.12 Selection parameters for the WisdomTree Europe Dividend Growth Index are defined in section 2.1. Companies that pass this selection criterion as of the International Screening Date are included in the Index. The component companies are assigned weights in the Index as defined in section 2.4., and annual reconstitution of the Index takes effect as defined in section 3.1.